UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 22, 2010

SEARCHLIGHT MINERALS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

000-30995	98-0232244
(Commission File Number)	(IRS Employer Identification No.)

#120 - 2441 West Horizon Ridge Pkwy.
Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

(702) 939-5247

 (Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 22, 2010, we entered into a Common Stock Purchase Agreement, or the Purchase Agreement, with Seaside 88, LP, or Seaside.  We have agreed with Seaside, subject to certain conditions and exceptions, to sell an aggregate of up to 13,000,000 shares of our common stock in up to 11 closings occurring over the course of a ten-month period.  The Purchase Agreement requires us to issue and sell, and Seaside to buy, 3,000,000 shares of common stock at the initial closing, and thereafter, at each subsequent closing, up to 1,000,000 shares of our common stock on or about the 15th day of each month, subject to the satisfaction of certain conditions at each closing, beginning on December 23, 2010 and ending approximately ten months after the initial closing.  The price of the shares that we sell to Seaside will be at a 15% discount to the volume weighted average trading price of our common stock for the ten consecutive trading days immediately preceding each closing date.

The initial closing of the Purchase Agreement occurred on December 23, 2010.  At the initial closing, we issued 3,000,000 shares of common stock to Seaside at a per share purchase price of $0.53125, resulting in gross proceeds to us of $1,593,750.

Among the various conditions that must be satisfied for a particular closing to take place is a requirement that the volume weighted average trading price of our common stock for the ten consecutive trading days immediately preceding each closing date ( the “VWAP”) must be at least $0.50 per share resulting in the minimum price for any shares sold in the offering and gross proceeds of at least $0.425 per share (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like with respect to the common stock).  If the VWAP is below $0.50 per share, then the applicable closing will not occur.  However, in such event, a subsequent closing that did not occur will be rescheduled to occur following the end of the originally scheduled closings under the agreement, provided that only two subsequent closings may be rescheduled.  Similarly, in the event that the registration statement related to the offering is not effective and in full force and effect on any closing date, then the applicable closing will not occur, but the originally scheduled closing will not be rescheduled.

Further, in the event that we are no longer eligible to use the registration statement to effect the transactions contemplated under the Purchase Agreement with Seaside or a Form S-3 registration statement generally, then no further closings will occur under the Purchase Agreement.  However, as soon as reasonably practicable thereafter, we and Seaside have agreed to execute and deliver a separate securities purchase agreement and consummate the transactions contemplated thereby in a private placement transaction.  The separate agreement will provide for the purchase and sale of that number of shares remaining unsold under the Purchase Agreement, and that the number of subsequent closings under the separate agreement will correspond to the number of closings necessary to purchase such unsold shares under the Purchase Agreement.

In addition, we may elect to cancel up to two subsequent closings during the term of the Purchase Agreement in the event a material development or potential material development involving us occurs which we would be obligated to disclose in a prospectus supplement and which disclosure, in the good faith judgment of our chief executive officer, chief financial officer, general counsel or board of directors, would be premature or otherwise inadvisable.  In such case, an additional subsequent closing will be added as a replacement for the cancelled subsequent closing such that the number of closings pursuant to the Purchase Agreement will remain unchanged as a consequence of the delivery of the certificate described above, provided that only two subsequent closings may be rescheduled.  We have the right, upon written notice to Seaside, to immediately terminate the Purchase Agreement.

In no event may the purchase of shares of our common stock at a subsequent closing cause Seaside’s beneficial ownership of our common stock, calculated in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, to exceed 9.99% of our outstanding common stock immediately after such subsequent closing.

The Purchase Agreement contains certain representations and warranties and covenants which must be true and have been performed by the applicable party, or waived by the other party, at each closing.  Seaside has agreed not to engage in short sales of, or hedging transactions in, our securities during the term of the Purchase Agreement.  We have agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the sale of our common stock under the Purchase Agreement.

The foregoing is not a complete summary of the terms of the Purchase Agreement described in this Item 1.01, and is qualified in its entirety by reference to the complete text of the Purchase Agreement attached hereto as Exhibit 10.1.

The offering and sale of shares of our common stock to Seaside is expected to be made pursuant to our shelf registration statement on Form S-3 (File No. 333-169993), which was declared effective by the Securities and Exchange Commission on November 23, 2010.  We have filed with the Securities and Exchange Commission a prospectus supplement relating to the offering pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 7.01	REGULATION FD DISCLOSURE

On December 27, 2010, the Company issued a press release, which is attached hereto as Exhibit 99.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

1.	Exhibit 10.1	Common Stock Purchase Agreement by and between Searchlight Minerals Corp. and Seaside 88, LP, dated December 22, 2010.

2.	Exhibit 99	Press Release dated December 27, 2010, issued by Searchlight Minerals Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 27, 2010

SEARCHLIGHT MINERALS CORP.

By:	/s/Martin B. Oring
Martin B. Oring
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Common Stock Purchase Agreement by and between Searchlight Minerals Corp. and Seaside 88, LP, dated December 22, 2010
99	Press Release dated December 27, 2010, issued by Searchlight Minerals Corp.